Exhibit 99.1

PRESS RELEASE

Contact:

James R. Brannen

President and Chief Executive Officer

First Seacoast Bancorp

(603) 742-4680

First Seacoast Bancorp Announces Completion of Syndicated Community Offering

Dover, NH; January 10, 2023 – First Seacoast Bancorp (Nasdaq: “FSEA”), the holding company for First Seacoast Bank, announced today that the syndicated community offering by First Seacoast Bancorp, Inc., the proposed successor to First Seacoast Bancorp, in connection with the conversion of First Seacoast Bancorp, MHC from mutual to stock form was completed today in accordance with the terms of First Seacoast Bancorp, Inc.’s Prospectus dated November 14, 2022, as supplemented by the Prospectus Supplement dated December 21, 2022.

Completion of the conversion and stock offering remains subject to final regulatory approval. First Seacoast Bancorp intends to close the stock offering at the minimum of the offering range.

About First Seacoast Bank

First Seacoast Bank is a federally-chartered stock savings bank serving the financial needs of residents of the Seacoast region of New Hampshire. First Seacoast Bank operates four full-service offices in Strafford County, New Hampshire, and one full-service office in Rockingham County, New Hampshire.

Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include that the proposed transaction may not be timely completed, if at all, that required regulatory approval is not timely received, if at all, or that other customary closing conditions are not satisfied in a timely manner, if at all.

The shares of common stock of First Seacoast Bancorp, Inc. are not savings accounts or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

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